EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q2 2011 Alcoa Inc Earnings Conference Call

Event Date/Time: Jul 11, 2011 / 09:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of

Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Roy Harvey

Alcoa Inc. - Director, IR

Chuck McLane

Alcoa Inc. - EVP, CFO

Klaus Kleinfeld

Alcoa Inc. - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Jorge Beristain

Deutsche Bank - Analyst

Sal Tharani

Goldman Sachs - Analyst

Paretosh Misra

Morgan Stanley - Analyst

Brian Yu

Citi - Analyst

Brett Levy

Jefferies & Co. - Analyst

Tony Rizzuto

Dahlman Rose - Analyst

John Redstone

Desjardins Securities - Analyst

Timothy Hayes

Davenport & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second-quarter 2011 Alcoa Inc. earnings conference call. My name is Jonathan, and I am your operator for today.

At this time all participants are in a listen only mode. We will be conducting a question-and-answer session after the prepared remarks. (Operator Instructions).

As a reminder, this conference call is being recorded for replay purposes. I would now like to hand the call off to Mr. Roy Harvey, Director of Investor Relations. You may proceed sir.

Roy Harvey - Alcoa Inc. - Director, IR

Good afternoon and welcome to Alcoa’s second-quarter 2011 earnings conference call. I am joined by Klaus Kleinfeld, Chairman and CEO, and Chuck McLane, Executive Vice President and CFO. After comments by Chuck and Klaus we will take your questions.

Before we begin I would like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release and presentation and in our most recent SEC filings.

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

In addition, we have included some non-GAAP financial measures in our discussion. Reconciliations to the most directly comparable GAAP financial measures can be found in today’s press release in the appendix to today’s presentation and on our website at www.alcoa.com under the “Invest” section.

Any reference in our discussion today to EBITDA means adjusted EBITDA for which we have provided calculations and reconciliations in the appendix.

Chuck McLane - Alcoa Inc. - EVP, CFO

Thanks, Roy. We really appreciate everyone joining us today. Before we start our normal presentation I would like to take a couple of minutes and go through what we think is a real success story this quarter. There are four main themes.

First, we have grown in every segment. We know and you know that growth for the sake of growth is irrelevant. What I would like to point out is that we are growing both margins and profitability faster than revenues. In fact, we have set records in three of our segments. Our businesses are stronger and we are on track to deliver our long-term, profitable growth targets.

Second, I would like to stress that we are taking firm actions to combat energy and raw material inflation. I will spend some time illustrating these activities.

Third, I would like to highlight that our Flat-Rolled Products and Engineered Products and Solutions segments have set margin records for the second time this year.

Finally, our liquidity position has improved substantially. It was strong at the beginning of this year, but it has been improving steadily as the year progresses.

Now let’s take a second-quarter overview. Income from continuing operations in the quarter was $326 million or $0.28 per share. Restructuring and other special items totaled a negative $38 million, which brings us to an EPS excluding special items of $0.32 per share.

This represents an increase of 146% versus the second quarter of 2010 and a 14% sequential improvement. Revenues grew 27% year-over-year, and 11% sequentially. All-in markets demonstrated significant revenue growth on a year-over-year and sequential basis.

Adjusted EBITDA of $1 billion rose 44% year-over-year and 9% sequentially, and was our best result since the second quarter of 2008.

Both our Alumina and Primary Metals businesses are performing at EBITDA per metric ton greater than the 10-year average. Flat-Rolled Products generated a record EBITDA per metric ton, and Engineered Products and Solutions segment achieved a record EBITDA margin.

Our days working capital was six days lower than the second quarter of 2010, equivalent to approximately $500 million of cash. We continue to operate our businesses at sustainably low levels of working capital.

We also remain committed to a strong balance sheet. We continued to perform within our 2011 financial targets as our debt-to-cap ratio stood at 32.6%, or 100 basis points lower than the first quarter, and in the middle of our 30% to 35% target range.

During the quarter we reduced our net debt by $319 million and extended our maturity profile through a successful tender offer and new debt issue. Lastly, liquidity remained strong with cash on hand at $1.3 billion.

Now let’s move to the income statement. Our revenue increased $627 million sequentially. While 33% of this increase was due to a higher LME, the remainder was due to actions we took to increase volume and improve pricing. This illustrates we are not just depending on commodity prices to fuel our topline growth.

Cost of goods sold as a percent of revenue was 79.7%, driven by currency and higher input costs, somewhat offset by higher pricing and productivity improvements.

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

SG&A at 3.8% of sales represents the lowest ratio in more than a decade. Our effective tax rate for the quarter was 26.3%. Our operational year-to-date is 27%, and going forward we would expect our operational rates will remain at that level.

Income from continuing operations was $326 million, 6% higher sequentially and 138% improvement from the second quarter of last year.

Now let’s take a quick look at the special items in the second quarter. Special items totaled $38 million. This includes a $16 million restructuring cost driven mainly by a litigation charge related to St. Croix, a nonoperating location.

Our non-cash mark-to-market impact on power contracts was a $10 million benefit in the quarter. Finally, in connection with the tender offer and redemption of our bonds completed during the second quarter, we recorded charges of $32 million, predominately related to the premiums paid on the transactions.

Now let’s move on to the sequential earnings bridge. LME less currency provided an increase in profitability of $32 million, with major currency strengthening 5% to 6% against the US dollar. The benefits of higher volumes, the restarts in the US and improved productivity were partially offset by higher energy and raw material costs. The combined effect of these two categories shows that we are passing through more than the full benefit of LME less currencies.

Let’s break it down and look at each segment. In Alumina we continue to capitalize on our investment in Sao Luis and the flexibility in our system to ramp up production at swing plants. We succeeded in reaching record quarterly production, up 3% sequentially, driven by record production at Sao Luis, the Point Comfort ramp up, and solid performance in Australia following the maintenance outages in first quarter.

Our actions to increase production were timely, given strong alumina pricing, and our move to restrict new contracts to those based on the Alumina Index. We realized record quarterly shipments, up 8% sequentially and record quarterly revenue up 14% sequentially.

Our margins also continued to improve. We reached our highest ATOI results since the third quarter of 2008, up 31% sequentially due to higher LME-based pricing, the continued shift in customer mix to spot and index pricing and higher volumes.

EBITDA per metric ton for the quarter was $81, $10 better than last quarter and $20 better than the year-ago quarter. Additionally, we had equity income pickup of $14 million associated with our investment in the Dampier-to-Bunbury natural gas pipeline.

These favorable impacts were partially offset by negative currency effects from a stronger Australian dollar, increased caustic cost and higher prices for fuel oil in Europe and Latin America.

Days working capital improved by 10 days versus the second quarter of 2010, a significant accomplishment given the prior reduction of 20 days from the previous 12 months.

Moving to the outlook for the third quarter, production is projected to increase 85,000 tons and LME-based pricing will follow a 60-day lag. We expect to see continued pressure in our key input costs, including fuel oil and caustic.

This chart is new. In our continuing efforts to improve transparency, we are going to expand our disclosure to define sensitivities around energy and raw materials. You will remember that in each index we provide the sensitivities around the LME and currencies, now we are going to add the raw materials to that.

As you can see on this slide, the key raw materials in refining include fuel oil, natural gas and caustic soda. We have also provided a table identifying inventory flow, pricing conventions and ATOI sensitivities for these key commodities.

On the graph below that we have referenced a number of third-party indices that reflect the underlying changes in these prices in the general market. We use these indices to help define our success in limiting inflation in these key raw materials.

Key levers in alumina include the arbitrage associated with the global scale of our operations, our internal ability to optimize logistics, diversity in our supplier base, and the optimization of contract lengths.

Using caustic as an example, let me give you a couple of specific actions we are taking. First, we have increased our ability to minimize delivered cost to our locations throughout our global footprint and optimization of our steamship fleet. As a concrete example, following the Japanese tsunami we were able to quickly bring caustic from the US Gulf to Australia to avoid the Asia-Pacific tightening.

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

We are also acting to identify and develop new supply sources with the addition of four nontraditional suppliers. With these actions we have been able to consistently beat the market and we will continue to use these and additional levers to limit raw material impact.

Let’s move to the Primary segment. Primary Metals is the segment experiencing the most cost inflation. Still, our decision to restart capacity in the US has proved fortuitous, as this provides some stability in a time of rising foreign currencies, as well as exposure to one of the tightest physical markets in the world. In future quarters these plants will provide additional profits as their potlines further stabilize and incremental margins improve.

Due to these restarts we increased our production 5% sequentially. Revenue increased 9%, driven both by increasing volume and improvements in pricing and mix.

We continue to enjoy strong primary end markets and regional premiums. ATOI was flat sequentially, but $92 million higher than the prior-year quarter. EBITDA per metric ton decreased sequentially as we experienced high raw material costs, primarily carbon. These increases were partially offset by productivity gains and our profitable restarts. We continue above our ten-year average and improved by $142 per metric ton versus the prior-year quarter.

We have also improved our days working capital by 4 days versus the second quarter of 2010 and are operating at a record low number of days for this time of year. Looking forward to next quarter we continue to estimate a 15-day lag to the LME. We expect to see 30,000 metric tons of additional production led by the US region.

Productivity improvements will continue as restarts continue to deliver profitable results, which should help to offset some of the anticipated increases in raw materials. We expect to see an additional impact on energy, mainly due to a structural energy change in Europe.

Let’s now move to the supplemental statement for Primary. As with Alumina, we listed our key cost components and highlighted two of our main raw materials for which we have provided ATOI sensitivities. For Primary Metals our key levers include creating strategic partnerships, optimizing material specifications and contract lengths, and exploring the use of new or nontraditional sources of raw materials.

In coke, specifically, one of our main actions is to increase our internal calcining capacity at Lake Charles, where we have already crept capacity by 20% this year. We are also actively exploring other backward integration opportunities and partnerships.

We have taken advantage of nontraditional suppliers in China and India, when market conditions permit regional arbitrage opportunities, and we continue to rationalize our quality specifications utilizing our plants. As with our refineries, we have been able to consistently beat the market despite strong inflationary pressures. And I can assure you we will continue to use these and additional levers to limit these costs.

Now let’s moving on to the Flat-Rolled Products segment. Flat-Rolled Products continues to set records, achieving record ATOI, EBITDA and EBITDA per metric ton. The structural changes that were made in this business, moving to higher margin products while restructuring and improving our cost structure are continuing to drive improving performance.

ATOI increased 22% sequentially and EBITDA increased 12% sequentially on stronger volume and improved productivity. EBITDA per metric ton for the quarter increased $25 a ton, and $274 from 2009.

Russia experienced a significant increase in volume, 41% higher than prior year. They achieved a record quarter in volume, ATOI and EBITDA. ATOI increased fivefold when compared with the prior year and EBITDA nearly doubled.

China has improved significantly this quarter as it progresses through the qualification process in Bohai, with volume up 30% versus prior year and a significantly improving product mix. China has also shown positive trends in productivity. The second quarter achieved record EBITDA, reaching levels more than 10 times better than the prior year.

We continue down our path towards the $2.5 billion incremental revenue target. As we did last quarter, we are increasing our 2011 expectations for achieving this goal. We now expect to reach 45% to 60% of the 2013 target, while improving margins above historical levels.

Days working capital improved by 1 day versus the prior-year quarter, which was a quarterly record, a good result given the stronger market. In the prior two years Flat-Rolled Products has reduced their days working capital by 15 days.

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

Next quarter we expect to see continued demand strength, especially in aerospace and commercial transportation, but with the normal seasonal effects.

Let’s now turn to the Engineered Products and Solutions segment. Our Engineered Products and Solutions segment has also completed a record-breaking quarter. Revenue increased $123 million sequentially. Adjusted EBITDA increased by $32 million. We have again achieved a record EBITDA margin of 19%. We increased 60 basis points sequentially and nearly 200 basis points versus the prior-year quarter. This is the fifth quarter in a row that this segment has delivered record results when compared with previous years quarters. Our portfolio of current products and new innovations in the pipeline support continued strong growth.

ATOI increased by $19 million sequentially, and was the highest ATOI since the second quarter of 2008, and was driven by increased volume and productivity improvements.

We continue down our path towards $1.6 billion incremental revenue with increasing margins by 2013. We continue to project that we can achieve 25% to 30% of the targeted increase in this year.

Days working capital improved by 2 days sequentially. Looking ahead, we anticipate incremental improvements in all of our markets, except building and construction, along with additional gains in marketshare across the portfolio. We also anticipate normal seasonal impacts.

Let’s now move to the cash flow statement. Our cash flow and liquidity are continuing to strengthen. EBITDA was over $1 billion. Cash from operations was $800 million. Free cash flow of $526 million in the quarter places us in a position of positive free cash flow for the first six months of this year. Our debt-to-cap continues to decrease, and we finished the quarter with $1.3 billion of cash on hand. Part of that story is our relentless management of working capital.

Going to the next slide. In days working capital we have achieved an impressive 12-day drop compared to the second quarter of 2009, and a significant 6 days compared to 2010. As I stated previously, those 6 days are equivalent to roughly $500 million of cash.

Both of our upstream segments have delivered solid improvements, while the mid and downstream segments remain flat in the face of improving business conditions. We believe this performance attests to the continued sustainability of our working capital reductions.

Now let me summarize and recap our progress on our 2011 financial targets. As we look at each of our 2011 financial goals you can see that we are achieving every goal that we outlined at the beginning of this year. We are targeting sustaining and growth capital not to exceed $1.5 billion, and we are well on our way to meet those targets. The same holds true for the Ma’aden project at $400 million.

Our debt-to-cap we continue to meet the target range. On free cash flow we are free cash flow positive year-to-date and we anticipate we are going to be there for the rest of this year.

But before I turn the presentation over to Klaus, I would like to circle back to my introductory four themes. First, you have seen that we are growing margins and profitability much faster than revenue. Second, we have shown the actions we are taking to limit inflationary pressures on our upstream business. Third, both our midstream and downstream segments continue to deliver record results. And lastly, we have strengthened our liquidity and financial positions.

I would now like to turn the presentation over to Klaus.

Klaus Kleinfeld - Alcoa Inc. - Chairman, CEO

Well, thank you very much, Chuck. In the usual fashion why don’t we start with a look at the Alcoa end markets. So let’s start with aerospace. The positive momentum it is continuing. We are expecting 7% growth this year and, obviously, we do see additional growth for the further out years, primarily, obviously in the large commercial aircraft segment.

Let me refer to something that happened three weeks ago at a Paris air show. It really set a very positive sentiment. Originally when people went in there they expected about 100 to 300 orders for Boeing and Airbus, and the actual number turned out to be 872 orders that came in. To give you a real feel for the magnitude, that equals $94 billion of order volume.

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

The order volume is up for Boeing and Airbus 203% year-over-year. The combined backlog now is over 7,300 planes. That basically means it is 7.5 years of current production levels.

So both Airbus and Boeing consequently have announced build rate increases for virtually every one of their aircraft in their portfolio, taking effect over the next 12 to 36 months.

IATA for aerospace is expecting 4.7% growth in global travel demand, but at the same time they cut their projections for profitability of the airlines from what used to be $8.6 billion to $4 billion. The main issue here is rising jet fuel costs.

We do not expect this to impact new aircraft demand. I have said that many times and we actually do see that in the market. The strong driver actually is this rising fuel costs, because modern airplanes have lower total costs. You see that if you, for instance, take an A320 NEO very often it replaces an older MD-8. If you compare those two with each other you get a 35% improved perceived fuel burn efficiency. That is what is driving it.

So let’s move on to the next segment, automotive. We have a positive view. We have seen some softening, particularly in the US, but believe it is temporary. We expect a healthy year-on-year global growth, and we expect the US sales volume to bounce back to the first-quarter levels later this year.

So let’s go into North America on automotive. Year-to-date US auto sales through June is up 13%. The seasonal adjusted selling rate slowed down from the February peak to June. The main factor here is the supply chain disruption from the Japanese tsunami. There’s low inventories so for the consumer is less choice, longer lead times. And the industry has responded by basically lowering their incentives, which basically turns out to be a price increase for the customers.

So in line with what we are seeing our customers to expect we actually see 8% to 11% growth projection for this year. Furthermore, if you just look at what it means for aluminum there is an even stronger story behind it, given the stricter emission regulation that drive light weighting and then aluminum becomes the material of choice.

Just in the last weeks when you’ve followed the news on the discussion in Washington, a substantial debate about increasing the fuel efficiency standards. The number that is discussed there is 56.2 miles per gallon by 2025. Keep in mind, today’s number is 25.5 miles per gallon, and the new legislation that is in place asks for 35.5 miles per gallon after 2016. So we’re talking almost about doubling of fuel efficiency until 2025.

Now that is a discussion that is going on, but it clearly shows things are pointing in the right direction and aluminum is the material of choice. Light weighting is the name of the game here.

So let’s go to automotive Europe. Sales are more or less flat year-to-date, a strong uptick in May. June numbers, unfortunately, are not out. When you look at production numbers first half is plus 2% all over Europe.

Russia having an incredible year. Until June the sales were up 56% compared to last year. We expect the Russian market to be bigger than the biggest European market, which is Germany, by 2015, so roughly 4 million cars. And overall we expect the growth in Europe to be between 1% to 3%.

China automotive, sales face some headwinds after the — I mean nothing else but blistering sales growth in 2010. The first-half sales are up 5.8%. The headwinds that we see is basically that government incentives have ended, Japanese tsunami disruptions, purchasing limits in some large cities, and higher interest rate. But we still see a growth rate here between 5% and 8%.

Let’s move on to the next segment, heavy truck and trailer. Our North American and European truck and trailer customers are just having a fantastic year. During the downturn the fleet delayed replacement of older trucks and trailers. This led to higher maintenance cost as trucks aged, and now they’re getting replaced. Also as financing costs have dropped and freight rates are growing again. We raised our outlook to a plus 7% to a plus 12%, before we had a plus 5% to 10%.

Beverage cans and packaging, the next segments, we expect global demand to grow 2% to 3%, driven basically by China, Brazil, Middle East, North Africa and Europe. This is more than offsetting a slight decline in North America.

If you just look at China and Brazil, you get a feel for what is happening here in the bright hot spots in the market and how substantially and fast the market expands. In China we project to 25 billion cans this year. And we believe that in less than 10 years this will have — China will have

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

reached the level of the US today, which is about 100 billion cans. The total world market is about 200 billion cans, so that gives you a feel for what is happening there.

If you look at Brazil this year we expect 20 billion cans this year, and we also going to believe that the market will double in the next 10 years. So a very, very interesting market to be in.

Commercial building and construction, a really mix of two worlds. It continues to be a mix of two worlds. US and Europe continue to be in decline. In the US we expect a decline of minus 9 to minus 12; Europe, minus 3 to minus 6.

China continues to grow. We expect a growth of between 10% and 12%, mainly driven by increased activities in the retail sector, as Tier 2 cities are continuing to develop.

Last, but not least, industrial gas turbines, we expect an increase between 5% to 10% as the market recovers from the very steep decline. The mid-to long-term outlook, I don’t want to go too much in depth here. I think it is bright for gas turbine, as they have advantages over pretty much all other methods of power generation.

So let’s go to the next slide. So what does that all mean now for aluminum demand? And in a way it is a boring picture, because it is pretty much the same than what I showed you last year. That last quarter we actually see 12% growth is our projection for this year. And when you look at what we have seen in the first half of this year, we have pretty much feel that our view is confirmed to that, compared to a 13% of last year. So that is a pretty good picture.

Let’s move on in the good old fashion to our inventory picture and the regional premiums. So on the left-hand side you see the inventory picture is here stacked up. LME, China, Japan Port and Producer. So let’s first take a look at where the global inventories are, and essentially they are flat compared to the first quarter.

If you look at the LME, and some of you on the phone I know are following it very, very rigorously, it seems as though we have seen some decrease there. I don’t want to go into this in depth this time because I spent quite a bit of time on this subject during my first-quarter presentation, where I explained what we believe is happening here depending on where the metal forward curve goes.

We do see shifts between visible and invisible inventories. And we believe what you see in the visible LME of metal having moved out is not — does not really mean that the metal has moved into the consumption level, but it has moved into invisible inventory whereas before we had seen it moving into visible. So that is a move there that we see.

The regional premiums on the right-hand side, which is the most sensitive indicator of where physical demand and supply are, are continuing to go up. You see this here on the right-hand side for the red and the yellow curve. Europe and Midwest strengthened in the second quarter even more, and they already were on a pretty high level. Japan kind of surprisingly in spite of the Fukushima disaster the Japan premiums are continuing to — have shown a slight increase here.

So let’s move on to the aluminum supply and demand picture. And if you look at the numbers here we believe there is a deficit in China, 750 kmt, and a surplus in the West, 865 kmt. So we are seeing a slight tightening in the second quarter. We are now projecting a surplus, if you look at those two, of about 115,000 tons. This is half of what we saw in the first quarter, and it is mainly driven by slower startup rates in both areas.

So let’s focus a little bit on China. This might look as a complicated chart, but I spend a little time on this because I think it is important to understand what is going on here in China, and very often it triggers a lot of good debate.

So when you look at the chart that I just showed you, you actually see that the market in China is in a deficit. So you expect that you would either see imports or you would see inventories to shrink. What you see here on the upper left-hand side you actually are seeing Chinese visible inventories have come down substantially according to the expectation, as we haven’t seen imports really.

That brings us down to the lower left-hand slide, which is a little complicated, but I will run you through it. So let’s start with the red line there. And the red line basically depicts on where the Shanghai Ferrous Metal Exchange price stands compared to the LME. If it is above the zero line it basically means there is a premium in Shanghai. If it is below the zero line it means there is a discount.

So, actually, you can see that in the early part of 2009 pretty much through the mid to end 2009 the red curve stayed above the zero line, so there was a premium in Shanghai compared to the LME. So that is why we introduce this thing of the red corridor which is above it. The red corridor

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

basically means whenever the red curve goes into the red corridor it means that now it is attractive for someone to import metal from the West into China. And why does it start at 120, because we are assuming 120 premium, so it has to go above the 120 regional premium to get in there.

And interesting enough, we also put in here this blue bars. And the blue bars basically show where the net trading balance is. So the blue bar goes down here meaning immediately when — or a little after basically the red line goes into the red corridor, guess what happens, the metal flows into China. So it shows the logic. The logic works very well.

Now the red curve, I mean the premium discount to LME has moved quite a bit, as you can see. It moved from a premium to a discount. It is currently moving back up again, but it is still at a discount.

That is also why — I mean, a lot of people are asking the question, hey, is there a risk of exports from China into the rest of the world, given the tremendous amount of metal that is produced and can be produced in China?

That is why we introduced this lean corridor down there in the green line. That basically is whenever the red curve were to hit that green corridor it would potentially be attractive for a Chinese producer, always granted, I mean, there are generalizations in there, to export metal.

Because the green corridor is simply taking into account if somebody wants to export metal from China to the West they would have to pay a 15% export duty. They would lose the 17% VAT refund, and they would also lose the $90 regional premium that counts against it. So that is kind of, I think, a very neat way to look at it and to monitor what is happening in the market.

Now if you add to this picture the situation that we have on the Chinese aluminum industry structure, you get a complete picture, and that is here on the right-hand side. Let’s spend a little time on that so that we fully understand what is going on there.

You have a situation where the smelters — 45% of the smelters that we have in China are on the worldwide cost curve in the top quartile. 20% of the Chinese smelters are outdated and use inefficient technologies.

Many people are talking about, yes, well, that is a picture of the past, but what about the move to the West? Interestingly, more than 50% of those highly acclaimed new Western smelters will be coal-fired. Now how does that work when it comes to being in congruence with the sustainability targets that have just been put out in the fifth, 12 year — 12 fifth year program?

Then when you look at the logistics costs they are going to double. And one other thing which is also, I think, pretty remarkable, when you look at what is known so far about the new project in the West, and then add to it — I mean, what does that mean in terms of material that has to be moved to the West and material that will move from the West to the major consumers in the East?

It would actually have to add 55,000 trucks or railcars per year to transfer the material. And keep in mind China is big. So we are talking about on average something like 2,000 kilometers between East and West.

Now if you put that in perspective to the total usage of railcar, trucks, whatever you want to use, you’re talking about an impact that is between 1% and 5% of the total transportation that is added as an additional stress to a transportation that is already under quite substantial stress.

You go to refining, the picture doesn’t get any better. 37% of all the refineries in China in the top quartile, 78% in the top half. 40% of the bauxite get imported. And of the bauxite that is mined in China, 20% to 30% are mined underground. And I could go on and on and on.

I think that with all this there is a picture here — I assume that you would come to the same conclusion that we have come to — that is not sustainable. We actually very strongly believe that we will see substantial changes in the next years to come.

Let’s move on to alumina. So, on the alumina side it is very simple. We continue to see a picture of a balanced situation. And that basically concludes the market side, so let’s now move on to the Alcoa business segments.

Let’s start with Alumina. You all remember that we have a clear strategic focus. We want to drive down on the cost curve, that is one thing, from the 30th percentile where we are today to the 23rd percentile.

The second thing is on the pricing side we have changed pricing to Alumina Index pricing. Today 20% of our volume is priced by index or spot. When you then look at the upper right-hand chart here, which is the 10-year performance, EBITDA per metric ton — a very, very good way to

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

measure that — you actually do see in the second quarter another uptick. Another uptick and all of these things, the cost control as well as the pricing, adds into it.

$81 per metric ton is what we achieved in the second quarter. If you look at the 10-year average here, it is $66. So really substantially above the 10-year average. If you compare it to the first quarter, you actually also do see that it is a substantial improvement compared to the first quarter. All of that in spite of the headwinds that we saw in the raw materials side as well as on the currency.

Part of it is also that we have been able to crank production up in the second quarter. And you all may remember last year we spent on bringing Sao Luis and Juruti online, ramping it up. We now see that we can consistently perform on pretty nice and high levels there.

The next segment is Aluminum. And on the Aluminum side we see a strong performance basically despite of the stiff headwinds. Also here we have a clear cost curve target. We want to come down from the 51st percentile to the 41st one — 10 percentage points, that is very, very tough.

When you look at on the right upper hand side at the performance today, $423 per metric ton, that is where we stand in the second quarter, and that is well above the 10-year average at $390 per ton. Again, in spite of the headwinds, here mainly currency and raw materials.

One thing that I want to add here, because very often we only talk about cost control on the aluminum side, and that is very important, and I think we are getting very good at that out of those things that we have under control. Obviously, currency is not one of those things.

But I want to add the other thing here. There is also an element of differentiation in here, which we rarely talk about. That is using the global casthouses in a smart fashion. I think we have really gotten good at it. I am not saying that we can’t get better, but we have really gotten good at it.

We have gotten good at using the casthouses as a differentiator in terms of using it with the right shapes, the right alloys, the right regions. This has added $13 million of profit in the second quarter. So that is a good achievement, a great job that the team has done here.

Obviously, I haven’t talked yet about one of the most exciting things that happens inside of Alcoa, and that is our project or expansion in Saudi Arabia. I believe that as we saw it last time, pictures tell more than words. So I brought you some pictures here that show the current situation on the ground. Where we once used to have sand, you now see the potlines are coming out of the ground.

You actually see that we broke ground for the second phase, which is the rolling mill, here in April on the upper right-hand side. Worth to mention, is the first locomotive arrived May 23.

And what is not on here is something that happened in the background, but equally important is the financing. The first phase that you may remember we concluded end of November 2010. And now in the second phase we received financing by June this year. Good response from the banks. We see $4.3 billion commitment for only $1 billion that we really need as a requirement here.

So let’s move to the next segment, Flat-Rolled Products — strong top and bottom line growth. And you actually see on the upper left-hand side nice margin performance of 9%. But, honestly, when you look at the 9%, I don’t think that really tells the story. I think you have to strip out the metal price impact here. That is why we put in here the lower left-hand slide, and basically the this is the EBITDA per metric ton.

If you look at the blue line, you actually see what is happening there. It is a very, very different business today. I mean, the offering portfolio, the value pricing, the regional presence, and, last but not least, certainly also the cost level that we have been able to achieve. You see on the EBITDA per metric ton a substantial difference from where this business once was.

Also, on the growth side, we are well on track on the growth. We have a three-year target to add $2.5 billion. And we actually believe now from what we see this year that 45% to 60% of that $2.5 billion we will be able to add in 2011 — a great achievement.

Last, but certainly not least, and I assume that everybody who holds our shares agrees with that, Engineered Products and Solutions, a record quarter, 19% EBIT margin, $261 million EBITDA. That is really another step up in a solid trend over the last years.

Also, on the left lower side you see the adjusted EBITDA margins. And we used the downturn to improve our portfolio and reduce our cost, and you see that you now have substantially improved here.

We achieved 22% revenue growth in the second quarter. We have a three-year target of $1.6 billion revenue growth, and we now believe from what we are seeing that 25% to 30% we can achieve this year.

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

So before I totally conclude here, I brought two examples with me, because the great performance and that you are seeing is based on so many factors, but profitable growth and innovation is very important. It is our goal to create value for all of our customers, to enhance their profitability. And I brought two examples with me that give you a flavor for what we are doing.

I want to start with fast-growing wheels business. Nicely profitable, but we very rarely shine the light on them, so we decided to do a little bit of that. And I know all the folks from the wheel business are very happy about that.

But when you look at what they have done here, they have used innovation to really compete very, very nicely against, for instance, steel wheels. If you look on the left-hand side, you look at the advantage that aluminum wheels bring compared to steel wheels, you get a 3% fuel efficiency.

Now you can decide whether you want a fuel efficiency as a truck owner, or most truck owners would say, hey, I can load on more cargo and charge for it, so you get a 1,350 pound, say, per truck and trailer, so you can load that up. And on top of that you get a resale value of 75% of the original purchasing price. All these factors add into 26-month paybacks and a 210% return on investment for our customers.

So that is compared to steel. And when you look where does Alcoa stand when we compare ourselves to other aluminum wheel producers, we are 5% lighter than normal aluminum competitors. And we use also our capabilities in terms of surface treatments with proprietary coating to reduce the painting and cleaning. And we are almost kind of self-cleaning here with the wheels. It is a very, very cool thing.

As we always talk about internally also about environment, health and safety, it is no surprise that we are also bringing down our sustainability footprint — or ramping up our sustainability footprint, depending on how you want to see it — by bringing down our energy usage by 25%. It is a very, very good thing, and hopefully, more news to hear from those folks.

The second example comes from the aerospace sector. And I just was reminded when President Obama visited Davenport how important really the aerospace segment is for Alcoa, and how important Alcoa is for the aerospace segment. 95% of all aerospace alloys ever used have been developed by Alcoa.

And the good news is we have constantly innovated and substituted our own solutions. Now we are winning the competition against carbon fiber with a combination of new aluminum lithium alloys, as well as advanced structural solutions. The reason for it are simple and they are depicted here on the left-hand side — 10% weight saving, that is one thing.

The second thing, on the lifecycle cost savings, 30% lifecycle cost savings. They come from the manufacturing side, the operations, as well as the repairs. If you add all of this in, you get a 12% increase fuel efficiency through this — through aluminum lithium alloys as well as advanced structural solutions. That comes in addition to typically 15% efficiencies that you get from new engine designs when you design a new plane.

So taking that into account it is absolutely no surprise that at the Paris Air Show we have been able to sign a multiyear $1 billion contract with Airbus. And out of curiosity let me also mention to you that the first use of the Alcoa aluminum lithium actually is in the Boeing 787. Lots of interest for this is created by all of our customers worldwide.

So let me summarize. The second quarter sets a successful milestone on a road to sustained better performance. You see on the left-hand side, topline growth, 27% year-on-year, 11% quarter-on-quarter. Bottom line, doubled it if you look at year-over-year, 15% increase quarter-to-quarter.

You actually see an improved liquidity in the financial position. We continue to believe that there is aluminum demand growth of 12% this year. Record results in Flat-Rolled as well as Engineered Products and Solutions.

And then when you look at our aggressive, profitable growth targets we are meeting/exceeding them — GRP $2.5 billion and EPS $1.6 billion. And while we are doing that we continue to improve our bottom line also.

So the second quarter was a very good step in the right direction. That is why — next slide — Alcoa can’t wait for tomorrow.

With that, let me open for Q&A.

QUESTION AND ANSWER

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

Operator

(Operator Instructions). Now in order to be fair to everyone we ask that you limit yourself to one question. Once your question has been answered you may queue back up for a question by pressing star 1. Our first question is coming from the line of Jorge Beristain, Deutsche Bank. You may proceed.

Jorge Beristain - Deutsche Bank - Analyst

Jorge here with Deutsche Bank. My question is just regarding the second to last slide, where you are seeing this $1 billion agreement with Airbus, is this additive and is this new news coming out of the Paris Air Show? And what is the timing do you think as to when that would start hitting your numbers?

Klaus Kleinfeld - Alcoa Inc. -Chairman, CEO

Is this new news coming out of the Paris Air Show? Obviously, we announced it when it was signed three weeks ago. The timing depends very much on the build rate in Airbus. And I think when I went through the end market segment I also gave you our expectations on where build rates will be going. But it is a multiyear contract clearly. Thank you.

Operator

Sal Tharani, Goldman Sachs.

Sal Tharani - Goldman Sachs - Analyst

Klaus, you had put out a press release recently about regarding the new development you have made in the aluminum lithium alloy. Can you give us some more parse on that? What are you targeting on that? Is that for the current platforms or is this something you are developing for the next series of platforms, the next single aisle planes that will be developed over next decade?

Klaus Kleinfeld - Alcoa Inc. - Chairman, CEO

Now the way the market works is whenever they go — typically they don’t replace something on an existing plane. What happens is if people go for a major revamp of a plane or go to a new plane, that is when the discussions are opening up for new materials, and that is then when we have the discussion with our customers.

Obviously, given what I — that is why I threw out this number of 95% of our aluminum alloys ever used in aerospace have been made by Alcoa. That gives you an idea how intense the relationship is between our R&D folks, our metallurgists in this field and the cooperation with the aerospace firms. There is pretty much none of the aerospace firms being as big or small that we are not intensely talking to whatever they consider that they want to redevelop their planes or when they want to build a new one. Thank you.

Operator

Paretosh Misra, Morgan Stanley.

Paretosh Misra - Morgan Stanley - Analyst

Just a question on Engineered Products segment, and particularly the demand from aerospace. What are you seeing just near term? I am just trying to figure out that normally third quarter is a weak quarter for that segment, but this year there are expectations that you may see an aerospace restocking. So I just want to get your thoughts on the third quarter for that segment. Thanks.

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

Klaus Kleinfeld - Alcoa Inc. - Chairman, CEO

That is a very good question. Obviously, we do see that the stock is coming down. And I would say we are nearing an end of the destocking here and it is starting — depending on what segment you talk about — it is starting to hit the real demand coming to us as the manufacturers. Thank you.

Operator

Brian Yu, Citi.

Brian Yu - Citi - Analyst

Klaus, with the upstream businesses, and we have obviously seen some weakness in aluminum prices lately, and it seems like you’re guiding for higher costs, if you look out six to nine months is there anything within the cost structure where you think they are probably a little bit elevated now, and have the potential to decline, say, two, three quarters out?

Klaus Kleinfeld - Alcoa Inc. - Chairman, CEO

If we all had a view on where the world would be going it would be a little bit more simple. So that is a difficult one, as you know. But I don’t feel — you started out saying, well, we saw a weakness in metal prices. I would say we saw a pretty strong metal price there. Still when you look at the regional premiums, I don’t know how many people you have heard, I certainly hear a lot that are blowing into my ears already for the last 18 months that regional premiums are going to go down.

Regional premiums are to me the most sensitive indicator of where physical demand really is. And we continue to see physical demand being strong, as I showed in the slide. In addition to that the situation in China is potential upside in my view, and that is why I spent a little bit of time today on it again. I believe that is not sustainable.

Now I can’t tell you how much is going to happen tomorrow or how much is going to happen a little bit later. I mean, what you see clearly is that the Chinese authorities are trying very, very hard now from a central perspective to come down on some of the provinces that are building out capacity.

There is published information that individuals from the NDRC have been traveling to some of the regions and in speaking to the provincial leaders to basically force them to not open the capacity or to even stop projects. All of that comes into the mix when it is a question about where is aluminum supply/demand going to go. Chuck, you want to add anything too?

Chuck McLane - Alcoa Inc. - EVP, CFO

I would say of the cost side what you need to think about and what we do on an ongoing basis as you’re looking at currencies, energy and energy derivative type of products, those are commodities as well and there is a correlation between those and the movement in LME.

What you end up having, though, is you have a little different lag associated with how the LME moves and how that hits our results and how some of these costs move. That is why we try to give you the additional disclosure around that. So as you see one move — one commodity, the currencies, as I say, the ones that we are involved with follow, as does energy in many cases.

Operator

Brett Levy, Jefferies & Co.

Brett Levy - Jefferies & Co. - Analyst

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

On the raw material side, can you talk a little bit about what the story is in the calcine coke? I feel like the problem there is so inherent that it goes back to the raw materials. The same thing I would say for silica. Can you guys talk a little bit about what you guys are doing in those basic materials, and backward integration, new technologies, just talk about that a bit.

Klaus Kleinfeld - Alcoa Inc. - Chairman, CEO

Now I would say you hit it. You hit it all. We cannot leave out any one of the levers that exists out there, and it very much depends on the situation.

I think that Chuck gave you an example on the caustic side, where we responded really quickly with the tools that we had at hand with our own fleet of ships, and basically were able to move material from the Atlantic into the Pacific before the market started to tighten up.

The other aspect there are discussions on, as we have said before, on some projects for backward integration on both of those aspects that you mentioned, calcine coke particularly.

And there are some other things where we are buying longer-term cargoes. Honestly, I mean, given where the market is today we cannot afford to let any lever out here on the procurement front, and the team is very active. Chuck?

Chuck McLane - Alcoa Inc. - EVP, CFO

Just to mention a couple of others. For the last two years we’ve talked about quality of specifications in our facilities and running those. We had over 20 specifications that had been moved down to 10 specifications. And we have plans in place now to do a lot of hard work from, not only our operating folks, procurement folks, also our technical folks to try and move those to two specifications inside of our facilities to bring additional savings.

So as Klaus said, we look to be involved in the coke market as well as the calcine. And if you look at what the markets have done in both caustic and in coke, and what we were able to achieve in the quarter, we actually had savings in the raw materials in the Alumina segment of 20% better than market, and in the Primary segment, 18% better than market, just to give you a flavor.

Operator

Tony Rizzuto, Dahlman Rose.

Tony Rizzuto - Dahlman Rose - Analyst

I’ve got a question. Two questions, if I may very quick. But if you could elaborate a little bit more on China and which markets you are seeing that are slowing versus markets that maybe are perhaps accelerating? And also some quick comments, if you could, on the proposed carbon tax in Australia, and how that might affect you guys and your cost structures?

Klaus Kleinfeld - Alcoa Inc. - Chairman, CEO

We give you special treatment. That is three questions. (multiple speakers).

Tony Rizzuto - Dahlman Rose - Analyst

If I ask politely, I go [approximately], I could sneak that in.

Klaus Kleinfeld - Alcoa Inc. - Chairman, CEO

(inaudible). So on the China side, I think — that is why I threw the chart in there, and I would be happy to elaborate when I sit down with you guys.

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

I have said a million times over, we see a lot of the right behaviors from the central government there. And I think it is kind of a struggle between the central government seeing that these things are not maintainable. They go against the energy efficiency targets. They go against the greenhouse gas targets. They go against the sustainability targets that are clearly mentioned in the 12 5-year program.

There are just recently, I guess, a couple of days ago only, the Chinese officially came out with a list of eight industries — eight strategic industries, where they want to do a major restructuring. And the aluminum industry, I mean, no surprise, is one of those.

As I said before, there is also quite a bit of information out there that the NDRC folks are traveling now to some of the provinces and are having discussions with the local governments there. So that is what we are seeing there.

The second thing, I really hope that you appreciate this one slide that we put into hopefully clarify once and forever the dynamics on when could China become a net importer and when could China potentially be an exporter. I really see zero risk for China being an exporter of primary metal. The story on the fabricated one is a different one.

On the markets that are slow, I think the one that is most slow is basically the building and construction end market here. It is pretty much dead. So when it comes to Europe, as well as the US, we do not see that moving up.

The good news, actually, for our building and construction segment is because we have been using innovation here — and maybe next time I show you some of those things now that we talk about it — we have been able to gain marketshare in a down market pretty substantially, and also been able to improve our performance in there. That might be a good extra.

The last thing on Australia, well, I mean this only came out — the results only came out over the weekend, so our folks in Australia are sitting there studying it. A lot is in the details and the details here around what credits are given to the energy intense industries, and that is what we are looking at. And, obviously, this depends on — this very much depends on whether Australia leaps into a situation with this new carbon tax of carbon leakage and will lose jobs and will become uncompetitive.

At this point in time we are still optimistic that the legislators have moved in a smart fashion. But it takes a little while to figure it out until we really have gone through all the details there.

Tony Rizzuto - Dahlman Rose - Analyst

Thanks, Klaus.

Operator

John Redstone, Desjardins.

John Redstone - Desjardins Securities - Analyst

At the risk of doing another Tony, I will try to keep it to one question as much. Can you give us as much detail as you can as where you see the Alumina Index going, how it will affect Alcoa going forward, and where the progress has been?

Klaus Kleinfeld - Alcoa Inc. - Chairman, CEO

Very good. Thank you for sticking to one, otherwise we will all have the next round on Tony next time we run into him. So Alumina Index, we basically see that when we announced that we will be changing over, we actually said already at the changeover time that, number one, it is a much fairer way to conclude business, because what does that have to do with the change in aluminum? That is rather tied to something that deals with alumina specific cost structures. That is number one.

Secondly, we now have transparency with enough indexes out there. And typically when we sign contracts we have a basket of indices.

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

Thirdly, we said it will take about five years, given that 20% — on average 20% of our volume becomes available every year, it will take about five years for a full changeover on our end. And this is the first year that we are concluding now and, guess what, 20% of our volume is now traded either on an alumina price index or spot.

Let me also add, even though that wasn’t in your question, there have been recent reports with people saying — well, are there really Alumina Index price contracts that are done with end users? All I can tell you is we have signed contracts on an alumina basis — on an Alumina Index basis with end users, to be crystal clear here and take all of the crap out of the market hopefully once and forever. Thank you, John.

John Redstone - Desjardins Securities - Analyst

Thank you.

Klaus Kleinfeld - Alcoa Inc. - Chairman, CEO

I think this is our last question that we have time for, right? Who is the lucky one winning this question?

Operator

Timothy Hayes, Davenport & Company.

Timothy Hayes - Davenport & Company - Analyst

I think there was an article this week saying that you had recently secured more financing for the Ma’aden bauxite and alumina project. I was curious, are you financing in silos effectively financing the upstream, then financing primary separately and the rolling mill separately, and if so, why are you doing it that way?

Klaus Kleinfeld - Alcoa Inc. - Chairman, CEO

There are basically two tranches. And there was the first one — because it comes — the whole project is executed in two tranches. The first tranche, which comes on line in 2013, is for the smelter and the rolling mill, and the second tranche is for the refinery and the mine. That is the whole logic behind it. Chuck, you may want to add something (multiple speakers).

Chuck McLane - Alcoa Inc. - EVP, CFO

That is right, there are two phases. The commitments were made against the first one and closed. The commitments have been made against this one and will be closed later on. The first one was about $4 billion and this one is about $2 billion.

Klaus Kleinfeld - Alcoa Inc. - Chairman, CEO

Very good. Thank you very much and let me conclude probably here. I assume you agree this was a strong quarter, solid revenue and earnings growth. You can rest assured our team here is absolutely focused on delivering results. We constantly look at our cost, getting our costs continuously down, look at getting the assets management under — continuing to under control, and focusing on innovation and profitable growth, and that is what you will be seeing going forward.

Thank you very much, and have a good day.

Operator

Ladies and gentlemen, thank you for your participation on today’s call. The presentation has now ended. You may now disconnect. Have a good day.

FINAL TRANSCRIPT

Jul 11, 2011 / 09:00PM GMT, AA - Q2 2011 Alcoa Inc Earnings Conference Call

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2011 Thomson Reuters. All Rights Reserved.